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                                 [Letterhead of]
                             CRAVATH, SWAINE & MOORE
                                [New York Office]

                                                                     EXHIBIT 8.1


                                                               February 29, 2000

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
                          DATED AS OF OCTOBER 13, 1999,
                   AMENDED AND RESTATED AS OF JANUARY 11, 2000,
                        AMONG CONSOLIDATED EDISON, INC.,
                 NORTHEAST UTILITIES, CONSOLIDATED EDISON, INC.,
                  ORIGINALLY INCORPORATED AS CWB HOLDINGS, INC.
                              AND N ACQUISITION LLC

Ladies and Gentlemen:

          We have acted as tax counsel for Consolidated Edison, Inc., a New York corporation ("CEI"), in connection with (i) the proposed merger (the "CEI Merger") of CEI with and into Consolidated Edison, Inc., a Delaware corporation originally incorporated as CWB Holdings, Inc. ("New CEI"), and (ii) the proposed merger (the "NU Merger", and together with the CEI Merger, the "Merger") of N Acquisition LLC, a Massachusetts limited liability company ("Merger LLC"), with and into Northeast Utilities, a Massachusetts business trust ("NU"), in each case pursuant to an Agreement and Plan of Merger, dated as of October 13, 1999, as amended and restated as of January 11, 2000 (the "Merger Agreement"), among CEI, NU, New CEI and Merger LLC. In the Merger, (i) each issued and outstanding share of common stock, par value $.10 per share, of CEI (the "CEI Common Stock") not owned directly by CEI or New CEI will be converted into the right to receive common stock, par value $.10 per share, of New CEI (the "New CEI Common Stock") and (ii) each issued and outstanding common share of beneficial interest, par value $5.00 per share, of NU (the "NU Common Shares") will be converted into, at the option of the holder thereof, either New CEI Common Stock or cash.

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          In that connection, you have requested our opinion regarding the material U.S. federal income tax consequences of the CEI Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement/Prospectus of CEI and NU, as filed with the Securities and Exchange Commission, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct and complete, (iii) the factual representations made to us by CEI, NU and New CEI in their respective letters to us, each dated as of the date hereof, and delivered to us for purposes of this opinion (the "Representation Letters") are true, correct and complete and (iv) any factual representations made in the Representation Letters or in the Merger Agreement "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement or the Registration Statement, our opinions as expressed below may be adversely affected and may not be relied upon.

          Based upon the foregoing, in our opinion, for U.S. federal income tax purposes (i) the CEI Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) CEI and New CEI will each be a party to such reorganization within the meaning of Section 368(b) of the Code. Furthermore, in our opinion, the statements made in the Joint Proxy Statement/Prospectus of CEI and NU under the heading "The Merger -- Material U.S. Federal Income Tax Consequences of the Merger," to the extent they constitute statements of law or legal conclusions and subject to the limitations contained therein, are correct and describe the material U.S. federal income tax consequences of the Merger to CEI and NU shareholders.

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          Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions. Our opinions are based upon current statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

          We consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the reference of our firm name in the section of the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences of the Merger". In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                       Very truly yours,




                                       CRAVATH, SWAINE & MOORE


Consolidated Edison, Inc.
4 Irving Place
New York, New York 10003